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                                                                     Exhibit 4.1

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                                MGI PHARMA, INC.

                            (a Minnesota corporation)

                                  $301,000,000

                 Senior Subordinated Convertible Notes due 2024

                               PURCHASE AGREEMENT

                            Dated: February 25, 2004


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.  Representations and Warranties.....................................3

     (a)  Representations and Warranties by the Company........................3
          (i)       Offering Memorandum........................................3
          (ii)      Incorporated Documents.....................................3
          (iii)     Independent Accountants....................................3
          (iv)      Financial Statements.......................................4
          (v)       No Material Adverse Change in Business.....................4
          (vi)      Good Standing of the Company...............................4
          (vii)     Subsidiaries...............................................4
          (viii)    Capitalization.............................................4
          (ix)      Authorization of Agreement.................................5
          (x)       Authorization of the Indenture.............................5
          (xi)      Authorization of the Registration Rights Agreement.........5
          (xii)     Authorization of Pledge Agreement and Control Agreement....5
          (xiii)    Authorization of the Securities............................6
          (xiv)     Description of the Securities, the Indenture, the
                    Registration Rights Agreement and the Pledge Agreement.....6
          (xv)      Authorization and Description of Common Stock..............6
          (xvi)     Absence of Defaults and Conflicts..........................7
          (xvii)    Absence of Labor Dispute...................................7
          (xviii)   Absence of Proceedings.....................................8
          (xix)     Absence of Manipulation....................................8
          (xx)      Possession of Intellectual Property........................8
          (xxi)     Absence of Further Requirements............................8
          (xxii)    Possession of Licenses and Permits.........................9
          (xxiii)   Title to Property..........................................9
          (xxiv)    Environmental Laws.........................................9
          (xxv)     Investment Company Act....................................10
          (xxvi)    Similar Offerings.........................................10
          (xxvii)   Rule 144A Eligibility.....................................10
          (xxviii)  No General Solicitation...................................10
          (xxix)    No Registration Required..................................10
          (xxx)     ERISA.....................................................10
          (xxxi)    Insurance.................................................11
          (xxxii)   Taxes.....................................................11
          (xxxiii)  Internal Controls.........................................11
          (xxxiv)   No Unlawful Payments......................................11
          (xxxv)    No Brokerage Commission; Finder's Fee.....................11
          (xxxvi)   Reporting Company.........................................12
          (xxxvii)  Registration Rights.......................................12
          (xxxviii) Accuracy of Exhibits......................................12
          (xxxix)   Suppliers.................................................12

                                       -i-

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          (xl)      Disclosure Controls.......................................12
          (xli)     Related Party Transactions................................12
          (xlii)    Listing of Common Stock...................................13
     (b)  Officer's Certificates..............................................13

SECTION 2.  Sale and Delivery to Initial Purchasers; Closing..................13

     (a)  Initial Securities..................................................13
     (b)  Option Securities...................................................13
     (c)  Payment.............................................................14
     (d)  Denominations; Registration.........................................14

SECTION 3.  Covenants of the Company..........................................14

     (a)  Offering Memorandum.................................................14
     (b)  Notice and Effect of Material Events................................15
     (c)  Amendments to Offering Memorandum and Supplements...................15
     (d)  Qualifications of Securities for Offer and Sale.....................15
     (e)  DTC.................................................................16
     (f)  Use of Proceeds.....................................................16
     (g)  Listing on Securities Exchange......................................16
     (h)  Restriction on Sale of Convertible Securities and Common Stock......16
     (i)  Restriction on Sale of Securities...................................16
     (j)  Stabilization and Manipulation......................................16
     (k)  PORTAL Designation..................................................17
     (l)  Reporting Requirements..............................................17
     (m)  Reservation of Shares of Common Stock...............................17
     (n)  Registration Rights Agreement.......................................17
     (o)  Qualification Under the Trust Indenture Act.........................17

SECTION 4.  Payment of Expenses...............................................17

     (a)  Expenses............................................................17
     (b)  Termination of Agreement............................................18

SECTION 5.  Conditions of the Initial Purchasers' Obligations.................18

     (a)  Opinion of Counsel for the Company..................................18
     (b)  Opinion of Counsel for Initial Purchasers...........................18
     (c)  Officers' Certificate...............................................18
     (d)  Accountants' Comfort Letter.........................................19
     (e)  Bring-down Comfort Letter...........................................19
     (f)  Lock-up Agreements..................................................19
     (g)  Indenture, Registration Rights Agreement, Pledge Agreement and
          Control Agreement...................................................19
     (h)  Rating..............................................................19
     (i)  Conditions to Purchase of Option Securities.........................19
          (i)    Officers' Certificate........................................20
          (ii)   Opinion of Counsel for the Company...........................20
          (iii)  Opinion of Counsel for Initial Purchasers....................20
          (iv)   Bring-down Comfort Letter....................................20

                                      -ii-

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     (j)  PORTAL Market.......................................................20
     (k)  Additional Documents................................................20
     (l)  Termination of Agreement............................................20

SECTION 6.  Subsequent Offers and Resales of the Securities...................20

     (a)  Offer and Sale Procedures...........................................21
          (i)    Offers and Sales to Qualified Institutional Buyers...........21
          (ii)   No General Solicitation......................................21
          (iii)  Purchases by Non-Bank Fiduciaries............................21
          (iv)   Subsequent Purchaser Notification............................21
          (v)    Restriction on Transfer......................................21
          (vi)   Minimum Principal Amount.....................................21
     (b)  Covenants of the Company............................................22
          (i)    Integration..................................................22
          (ii)   Rule 144A Information........................................22
          (iii)  Restriction on Purchases.....................................22
     (c)  Qualified Institutional Buyer.......................................22

SECTION 7.  Indemnification...................................................22

     (a)  Indemnification of Initial Purchasers...............................22
     (b)  Indemnification of the Company......................................23
     (c)  Actions Against Parties; Notification...............................24
     (d)  Settlement without Consent if Failure to Reimburse..................24

SECTION 8.  Contribution......................................................24

SECTION 9.  Representations, Warranties and Agreements to Survive.............26

SECTION 10. Termination of Agreement..........................................26

     (a)  Termination; General................................................26
     (b)  Liabilities.........................................................26

SECTION 11. Default by One or More of the Initial Purchasers..................26

SECTION 12. Default by the Company............................................27

SECTION 13. Notices...........................................................27

SECTION 14. Parties...........................................................28

SECTION 15. GOVERNING LAW.....................................................28

SECTION 16. TIME..............................................................28

SECTION 17. Effect of Headings................................................28

SECTION 18. Counterparts......................................................28

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SCHEDULES

Schedule A   List of Initial Purchasers
Schedule B   MGI PHARMA, INC. - Senior Subordinated Convertible Notes Due 2024
Schedule C   List of Persons Subject to the Lock-Up Agreement

EXHIBITS

Exhibit A    Form of Registration Rights Agreement
Exhibit B    Form of Pledge Agreement
Exhibit C    Form of Control Agreement
Exhibit D    Form of Opinion of Dorsey & Whitney LLP, Counsel for the Company,
             to be Delivered Pursuant to Section 5(a)
Exhibit E    Form of Lock-Up Agreement

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                                MGI PHARMA, INC.

                                  $301,000,000

                 Senior Subordinated Convertible Notes due 2024

                               PURCHASE AGREEMENT

                                                               February 25, 2004
MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated as Representative of the several Initial Purchasers
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
    4 World Financial Center
    New York, New York 10080

Ladies and Gentlemen:

     MGI PHARMA, INC., a Minnesota corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Initial Purchasers named in Schedule A hereto (collectively, the "Initial Purchasers", which such term shall also include any initial purchaser substituted as hereinafter provided in
Section 11 hereof) for whom Merrill Lynch is acting as representative (in such capacity the "Representative") with respect to (i) the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A hereto of $301,000,000 aggregate principal amount at maturity of the Company's Senior Subordinated Convertible Notes due 2024 (the "Notes"), and (ii) the grant by the Company to the Initial Purchasers of the option described in Section 2(b) hereof to purchase all or any part of an additional $47,000,000 aggregate principal amount at maturity of Notes. The aforesaid $301,000,000 aggregate principal amount at maturity of Notes (the "Initial Securities") to be purchased by the Initial Purchasers and all or any part of the $47,000,000 aggregate principal amount at maturity of Notes subject to the option described in Section 2(b) hereof (the "Option Securities") are hereinafter called, collectively, the "Securities." The Securities are to be issued pursuant to an indenture, to be dated as of the Closing Time (as defined in Section 2(c)) (the "Indenture"), between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee").

     The Securities are convertible, subject to certain conditions, at the option of the holder prior to maturity (unless previously redeemed or otherwise purchased by the Company) into shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") in accordance with the terms of the Securities and the Indenture, as described in Schedule B hereto. Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated as of the Closing Time (as defined in Section 2(c)), among the Company, the Trustee and DTC (the "DTC Agreement").

     The holders of Securities will be entitled to the benefits of a Pledge Agreement, substantially in the form attached hereto as Exhibit B, with such changes as shall be agreed to by the parties thereto (the "Pledge Agreement"), pursuant to which the Company will deposit with

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and pledge to the Trustee for the benefit of the holders of Securities a portfolio of securities (the "Pledged Securities") consisting of U.S. government securities in such amount as the Company expects will be sufficient, upon receipt of scheduled interest and principal payments thereof, to provide for the payment of the first six scheduled interest payments on the Securities when due. Pursuant to a Control Agreement, substantially in the form attached hereto as Exhibit C, with such changes as shall be agreed to by the parties thereto (the "Control Agreement"), the Pledged Securities shall be held in an account maintained by an account holder (the "Account Holder").

     The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may initially resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers and offered and resold by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission").

     It is also understood and acknowledged that holders (including subsequent transferees) of the Securities and the shares of Common Stock issuable upon the conversion thereof will have the registration rights set forth in the registration rights agreement (the "Registration Rights Agreement"), to be dated as of Closing Time (as defined in Section 2(c) hereof), substantially in the form attached hereto as Exhibit A. Pursuant to the Registration Rights Agreement, the Company will agree (i) to file with the Commission, a registration statement on the appropriate form under the 1933 Act relating to the resale of the Securities and the shares of Common Stock issuable upon the conversion thereof by certain holders thereof from time to time in accordance with the methods of distribution set forth in such registration statement and Rule 415 under the Act (the "Shelf Registration Statement") and (ii) to use its reasonable efforts to cause any such Shelf Registration Statement to be declared effective.

     The Company has prepared and delivered to the Initial Purchasers copies of a preliminary offering memorandum dated February 24, 2004 (the "Preliminary Offering Memorandum") and has prepared and will deliver to the Initial Purchasers, on the date hereof or the next succeeding day, copies of a final offering memorandum dated February 25, 2004 (the "Final Offering Memorandum") to be used by the Initial Purchasers in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with its solicitation of purchases of, or offering of, the Securities.

     All references in this Agreement to financial statements and schedules and other information which is "given," "discussed," "contained," "included," "stated" or "described" in

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the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which is incorporated by reference in the Offering Memorandum.

     SECTION 1.  Representations and Warranties.

     (a) Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

          (i) Offering Memorandum. The Preliminary Offering Memorandum and the Final Offering Memorandum as of their respective dates do not, and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery) will not, include an untrue statement of a material fact or omit to state a material fact (except, in the case of the Preliminary Offering Memorandum, for pricing and other financial terms intentionally left blank) necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished in writing to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

          (ii) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission including those portions of the Company's most recent definitive proxy statement on
     Schedule 14A incorporated therein, each Quarterly Report on Form 10-Q and each Current Report of the Company on Form 8-K, filed with the Commission since the end of the fiscal year to which such Annual Report relates. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and did not and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and when read together with the other information in the Offering Memorandum, at the time the Offering Memorandum was issued and at the Closing Time (and, if any Option Securities are purchased, at Date of Delivery), did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (iii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum, are

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     independent public accountants with respect to the Company within the meaning of Regulation S-X under the 1933 Act.

          (iv) Financial Statements. The financial statements included in the Offering Memorandum, together with the related schedules and notes, present fairly the financial position of the Company at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company for the periods specified; said financial statements have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except as disclosed therein. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum.

          (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein or contemplated thereby, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), (B) there have been no transactions entered into by the Company, other than those in the ordinary course of business, which are material with respect to the Company, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

          (vi) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

          (vii)     Subsidiaries. The Company has no subsidiaries.

          (viii) Capitalization. The authorized, issued and outstanding capital stock of the Company is, as of the date indicated, as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

          (ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

          (x) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee (assuming due authorization thereof by the Trustee), will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Company has full corporate power and authority to enter into the Indenture.

          (xi) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been authorized by the Company and, when executed and delivered by the Company and the Initial Purchasers (assuming due authorization thereof by the Initial Purchasers), will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (xii) Authorization of Pledge Agreement and Control Agreement. Each of the Pledge Agreement and the Control Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company and the other parties thereto, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as the enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Upon delivery to the Trustee of the certificates or instruments, if any, representing the Pledged Financial Assets in accordance with the Pledge Agreement, compliance with Sections 4(b), (c) and (d) of the Pledge Agreement with respect to Collateral (as defined therein) constituting uncertificated securities, security entitlements and security accounts, and the filing of financing statements, if any, in the appropriate government offices, the pledge and grant of a security interest in the Pledged Financial Assets under the Pledge Agreement for the benefit of the Trustee and the ratable benefit of the holders of the Securities, as the case may be, will constitute a first priority security interest in the Pledged Financial Assets, enforceable as against all creditors of the Company, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally, (b) the enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (c) procedural requirements and limitations imposed by applicable law.

          (xiii) Authorization of the Securities. The Securities have been duly authorized and, at the Closing Time (or, if any Option Securities are being purchased, at the Date of Delivery), will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be substantially in the form contemplated by, and entitled to the benefits of, the Indenture. The Company has full corporate power and authority to issue, sell and deliver the Securities to be sold by it to the Initial Purchasers as provided herein and therein.

          (xiv) Description of the Securities, the Indenture, the Registration Rights Agreement and the Pledge Agreement. As of the Closing Time, the terms and conditions of the Securities, the Indenture, the Registration Rights Agreement and the Pledge Agreement and the rights, preferences and privileges of the capital stock of the Company, including the shares of Common Stock issuable on conversion of the Securities, will conform in all material respects to the respective statements thereto contained in the Offering Memorandum.

          (xv) Authorization and Description of Common Stock. The Common Stock conforms in all material respects to the description thereof set forth in the Offering Memorandum, or any document incorporated by reference therein. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion in accordance with the terms of the Securities, will be validly issued and will be fully paid and non-assessable; the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company; and, to the Company's knowledge, no holder of such shares will be subject to personal liability by reason of being such a holder. All corporate action required to be taken by the Company for the issuance and delivery of the shares of Common Stock issuable upon conversion of the Securities has been duly and validly taken by the Company. The Company has authorized and has reserved and covenants to continue to reserve free of any preemptive rights or similar rights, a sufficient number of authorized but reserved shares of Common Stock to satisfy the conversion rights of the Securities. Except as set forth in the Offering Memorandum or the documents incorporated by reference in the Offering Memorandum, there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or rights related to or entitling any person to purchase or otherwise to acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in, the Company.

          (xvi) Absence of Defaults and Conflicts. The Company is not in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement, the Pledge Agreement and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated hereby or thereby and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or other than pursuant to the terms of the Pledge Agreement and the other documents contemplated thereby, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company, or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its assets, properties or operations, except for such violations of applicable law, statute, rule, regulation, judgment, order, writ or decree that would not result in a Material Adverse Effect. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company.

          (xvii) Absence of Labor Dispute. No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, vendors, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

          (xviii)   Absence of Proceedings. There is no action, suit,
     proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company, or which could be expected to result in a Material Adverse Effect, or which could be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company is a party or of which any of its property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

          (xix) Absence of Manipulation. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate") over which the Company has control has taken, nor will the Company or any such Affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

          (xx) Possession of Intellectual Property. The Company owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by it, and the Company has not received any notice nor is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

          (xxi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except the filing of any financing statements as contemplated by the Pledge Agreement, and except such as have been already obtained, such as may be required under state securities laws, such as may be required in the future to satisfy the Company's obligations under the Indenture or the Registration Rights Agreement, or where the failure to make any such filing or to obtain any such authorization, approval, consent, license, order, registration, qualification or decree would not result in a Material Adverse Effect.

          (xxii) Possession of Licenses and Permits. The Company possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and the Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

          (xxiii)   Title to Property. The Company has good and marketable
     title to all real property owned by it and good title to all other properties owned by it, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially adversely affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and all of the leases and subleases material to the business of the Company, and under which the Company holds properties described in the Offering Memorandum, are in full force and effect (assuming compliance therewith by the other parties thereto), and the Company does not have any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease.

          (xxiv) Environmental Laws. Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect,
     (A) the Company is not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos containing materials or mold (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending or, to the Company's knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company and (D) to the Company's knowledge, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or Environmental Laws.

          (xxv) Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be required, to register as an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act").

          (xxvi) Similar Offerings. Neither the Company nor, to the Company's knowledge, any of its Affiliates, has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

          (xxvii)   Rule 144A Eligibility. The Securities are eligible for
     resale pursuant to Rule 144A and (except for the shares of Common Stock into which they are convertible) will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

          (xxviii) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers or any of its Affiliates, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act Regulations.

          (xxix) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in
     Section 2 and the procedures set forth in Section 6 hereof and its other covenants and agreements set forth herein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

          (xxx) ERISA. The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any

     "pension plan" (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur material liability under (A) Title IV of ERISA with respect to the termination of, or withdrawal from, any "pension plan" or (B) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any material liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

          (xxxi) Insurance. The Company carries or is entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect except where the failure for any such insurance to be in full force would not result in a Material Adverse Effect.

          (xxxii)   Taxes. The Company has filed all federal, state and local
     income and franchise tax returns required to be filed through the date hereof and has paid all taxes due and payable thereon, except such as are being contested in good faith by appropriate proceedings or such that the failure to so file or to pay such taxes has not resulted in, and would not result in, a Material Adverse Effect, and no tax deficiency has been determined adversely to the Company which has had, nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company, would have, a Material Adverse Effect.

          (xxxiii) Internal Controls. The Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization and (iv) its reported assets are compared with existing assets at reasonable intervals.

          (xxxiv)   No Unlawful Payments. To the Company's knowledge after due inquiry, neither the Company nor any director, officer, or employee of the Company, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in the case of any of (a),
     (b), (c) or (d) that would have a Material Adverse Effect.

          (xxxv) No Brokerage Commission; Finder's Fee. To the Company's knowledge, except as disclosed in the Offering Memorandum, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Initial Purchasers for a brokerage commission, finder's fee or other like payment in connection with this offering.

          (xxxvi)   Reporting Company. The Company is subject to the reporting requirements of Section 13 of the 1934 Act.

          (xxxvii) Registration Rights. Except as disclosed in the Offering Memorandum or as otherwise disclosed in writing to the Initial Purchasers, there are no persons with registration rights or other similar rights to have any securities registered by the Company under the 1933 Act.

          (xxxviii) Accuracy of Exhibits. There are no contracts or documents which are required to be filed as exhibits to the documents incorporated by reference in the Offering Memorandum which have not been so filed as required.

          (xxxix)   Suppliers. No supplier to the Company has ceased shipments to the Company or indicated, to the Company's knowledge, an interest in decreasing or ceasing its sales to the Company or otherwise modifying its relationship with the Company, other than in the normal and ordinary course of business consistent with past practices in a manner which would not, singly or in the aggregate, result in a Material Adverse Effect.

          (xl) Disclosure Controls. As required by 1934 Act Rule 13a-15(b), an evaluation was performed of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) as of the end of the quarter ended December 31, 2003. As required by Rule 13a-15(b), this evaluation was conducted under the supervision and with the participation of the Company's management, including its chief executive officer and its chief financial officer. The Company notes, however, that there are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including cost limitations, judgments used in decision making, assumptions regarding the likelihood of future events, soundness of internal controls, fraud, the possibility of human error and the circumvention or overriding of the controls and procedures, and accordingly, even effective disclosure controls and procedures can provide only reasonable, and not absolute, assurance of achieving their control objectives. Based on the evaluation, the Company's management concluded that the Company's disclosure controls and procedures are effective in all material respects at a reasonable assurance level with respect to the recording, processing, summarizing and reporting, within the time periods specified in the 1934 Act rules and forms, of information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act.

          (xli) Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the 1933 Act, the 1934 Act or the rules and regulations promulgated thereunder to be described in the Offering Memorandum or the documents incorporated by reference in the Offering Memorandum which is not so described as required. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members, except as disclosed in the Offering Memorandum or the documents incorporated by reference in the Offering Memorandum. The Company has not, in violation of Section 402 of the Sarbanes-Oxley Act of 2002, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

          (xlii) Listing of Common Stock. The Company's Common Stock is registered pursuant to Section 12(g) of the 1934 Act and is listed on the Nasdaq National Market (the "NASDAQ") and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the NASDAQ, nor has the Company received any notification that the Commission or the NASDAQ is contemplating terminating such registration or listing.

     (b) Officer's Certificates. Any certificate signed by any officer of the Company delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

     SECTION 2.  Sale and Delivery to Initial Purchasers; Closing.

     (a) Initial Securities. On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount at maturity of the Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Initial Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

     (b) Option Securities. In addition, on the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase up to an additional $47,000,000 aggregate principal amount at maturity of Option Securities at the same price per Security set forth in Schedule B for the Initial Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time on one or more occasions and only upon notice by Merrill Lynch to the Company setting forth the number of Option Securities as to which the several Initial Purchasers are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a "Date of Delivery") shall be determined by Merrill Lynch, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the Option Securities, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the aggregate principal amount at maturity of Option Securities then being purchased which the principal amount of Initial Securities set forth in Schedule A opposite the name of such Initial Purchasers bears to the aggregate principal amount at maturity of Initial Securities.

     (c) Payment. Payment of the purchase price for, and delivery of one or more global certificates for, the Initial Securities shall be made at the offices of Shearman & Sterling LLP, 1080 Marsh Road, Menlo Park, California 94025, or at such other place as shall be agreed upon by the Initial Purchasers and the Company, at 9:00 A.M. (New York time) on the third (fourth, if the pricing occurs after 4:30 p.m. (Eastern Time)) business day after the date hereof (unless postponed in accordance with the provisions of Section 11 hereof), or at such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchasers and the Company (such time and date of payment and delivery being herein called the "Closing Time").

     In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchasers, payment of the purchase price for, and delivery of one or more global certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on each Date of Delivery as specified in the notice from the Representative to the Company.

     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Initial Securities or the Option Securities, if any, to be purchased by them. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

     (d) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Representative may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be; provided that any Securities in global form will be registered in the name of Cede & Co. The certificates representing the Initial Securities and the Option Securities, if any, will be made available for examination by the Representative in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

     SECTION 3. Covenants of the Company. The Company covenants with each of the Initial Purchasers as follows:

     (a) Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum and the Final Offering Memorandum (and any amendments and supplements thereto) and any documents incorporated by reference therein as such Initial Purchaser may reasonably request, which Preliminary Offering Memorandum and Final Offering Memorandum shall be in form and substance reasonably satisfactory to the Initial Purchasers.

     (b) Notice and Effect of Material Events. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities by the Initial Purchasers with any securities exchange or any other securities regulatory body in the United States or any other jurisdiction, and
(y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice from the Initial Purchasers to the Company in writing, any material changes in or events affecting the condition, financial or otherwise, or the earnings, business or business prospects of the Company which (i) make any statement in the Offering Memorandum (or any amendment or supplement) false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Preliminary Offering Memorandum or Final Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

     (c) Amendments to Offering Memorandum and Supplements. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum (including an amendment by filing a document with the Commission which is incorporated by reference in the Offering Memorandum) and will not effect any such amendment or supplement without the consent of the Initial Purchasers, which consent shall not be unreasonably withheld, delayed or conditioned. Neither the consent of the Initial Purchasers, nor the Initial Purchasers delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

     (d) Qualifications of Securities for Offer and Sale. The Company shall use its reasonable best efforts, in cooperation with the Initial Purchasers, to qualify the Securities and the shares of Common Stock issuable upon conversion of Securities for offering and sale under the applicable securities laws of such states and other jurisdictions, domestic or foreign, as the Initial Purchasers may designate and will maintain such qualification in effect as long as required for the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will also supply the Initial Purchasers with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Initial Purchasers may request.

     (e) DTC. The Company will cooperate with the Initial Purchasers and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC and will comply with all of the terms and conditions set forth in the representation letter of the Company to DTC relating to the approval of the Securities by DTC for book-entry transfer.

     (f) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner indicated in the Offering Memorandum under "Use of Proceeds."

     (g) Listing on Securities Exchange. The Company will use its best efforts to cause all shares of Common Stock issuable upon conversion of the Securities to be listed on the NASDAQ or listed on a "national securities exchange" registered under Section 6 of the 1934 Act on which shares of its Common Stock are then listed.

     (h) Restriction on Sale of Convertible Securities and Common Stock. During a period of 90 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or for the sale of, lend or otherwise transfer or dispose of, any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder or the Common Stock to be delivered upon conversion thereof, (B) the resale registration statement to be filed by the Company pursuant to the Registration Rights Agreement relating to the resale of the Securities and the shares of Common Stock or any other registration statement filed pursuant to registration rights described in the Offering Memorandum, or
(C) the Common Stock to be issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation benefit plans to new employees of the Company or in relation to promotions of existing employees of the Company.

     (i) Restriction on Sale of Securities. During a period of 90 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise transfer or dispose of, any other debt securities of the Company, or securities of the Company that are convertible into, or exchangeable for, the Notes or such other debt securities.

     (j) Stabilization and Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Securities. Except as permitted by the 1933 Act, the Company will not distribute any prospectus, offering memorandum or any other offering materials other than the Offering Memorandum in connection with the offer and sale of the Securities.

     (k) PORTAL Designation. The Company shall use its reasonable best efforts to permit the Securities to be designated as PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. ("NASD") relating to the PORTAL Market.

     (l) Reporting Requirements. Until the offering of the Securities is complete the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

     (m) Reservation of Shares of Common Stock. The Company will reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of Common Stock upon conversion of the Securities.

     (n) Registration Rights Agreement. The Company agrees to enter into and comply with all the terms and conditions of the Registration Rights Agreement.

     (o) Qualification Under the Trust Indenture Act. The Company agrees that simultaneously with any registration of the Securities pursuant to the Registration Rights Agreement, or at such earlier time as may be required, the Indenture shall be qualified under the 1939 Act and any necessary supplemental indentures will be entered into in connection therewith.

     SECTION 4.  Payment of Expenses.

     (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated by reference therein) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any Agreement among Initial Purchasers, the Indenture, the Securities, the Registration Rights Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities or the issuance or delivery of the Common Stock issuable upon conversion thereof, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers and the certificates for the Common Stock issuable upon conversion thereof, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers, the issuance and delivery of the Common Stock issuable upon conversion thereof and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities and the shares of Common Stock issuable upon conversion of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) any fees of the NASD in connection with the Securities, (vii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities, the Pledge Agreement and the Control Agreement, (viii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the officers of the Company, and that portion of the cost of aircraft and other transportation chartered in connection with the road show attributable to officers of the Company, (ix) the fees and expenses of any transfer agent or registrar for the Common Stock, (x) any fees payable in connection with the rating of the Securities, and (xi) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

     (b) Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

     SECTION 5. Conditions of the Initial Purchasers' Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

     (a) Opinion of Counsel for the Company. At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, of Dorsey & Whitney LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, to the effect set forth in Exhibit B hereto and to such further effect as counsel to the Initial Purchasers may reasonably request.

     (b) Opinion of Counsel for Initial Purchasers. At the Closing Time, the Initial Purchasers shall have received the opinion, dated as of the Closing Time, of Shearman & Sterling LLP, counsel for the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

     (c) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business or business prospects of the Company, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the President or a

Vice President of the Company and of the chief financial officer or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

     (d) Accountants' Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from KPMG LLP a letter dated such date, in form and substance reasonably satisfactory to the Initial Purchasers, containing statements and information of the type ordinarily included in accountants' "comfort letters" to initial purchasers with respect to the financial statements and certain financial information contained, in the Offering Memorandum.

     (e) Bring-down Comfort Letter. At the Closing Time, the Initial Purchasers shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three days prior to the Closing Time.

     (f) Lock-up Agreements. On or prior to the date of this Agreement, the Initial Purchasers shall have received an agreement substantially in the form of Exhibit C hereto signed by the persons listed in Schedule C hereto.

     (g) Indenture, Registration Rights Agreement, Pledge Agreement and Control Agreement. At or prior to the Closing Time, each of the Company and the Trustee shall have executed and delivered the Indenture and the Pledge Agreement, the Company and the Initial Purchasers shall have executed and delivered the Registration Rights Agreement and the Company, the Trustee and the Account Holder shall have executed and delivered the Control Agreement.

     (h) Rating. Since the date of this Agreement, there shall not have occurred a downgrading in the rating, if any, assigned to the Securities or any of the Company's other debt securities by any "nationally recognized statistical rating agency" as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

     (i) Conditions to Purchase of Option Securities. In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the obligations of the Initial Purchasers to purchase such Option Securities is subject to the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder being true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representative shall have received:

          (i) Officers' Certificate. A certificate, dated such Date of Delivery, of the President or Vice President of the Company and the chief financial officer or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

          (ii) Opinion of Counsel for the Company. The opinion of Dorsey & Whitney LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

          (iii) Opinion of Counsel for Initial Purchasers. The opinion of Shearman & Sterling LLP, counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

          (iv) Bring-down Comfort Letter. A letter from KPMG LLP, in form and substance satisfactory to the Initial Purchasers and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Initial Purchasers pursuant to Section 5(d) hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

     (j) PORTAL Market. At the Closing Time, the Securities and the Common Stock issuable upon conversion of the Securities shall have been designated for trading on PORTAL.

     (k) Additional Documents. At the Closing Time and at each Date of Delivery, counsel for the Initial Purchasers shall have been furnished with such documents, certificates and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

     (l) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement (or, in the case of any condition to the purchase of Option Securities, on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Option Securities on such Date of Delivery) may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

     SECTION 6.  Subsequent Offers and Resales of the Securities.

     (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby covenant and agree to observe the following procedures in connection with the offer and sale of the Securities:

          (i) Offers and Sales to Qualified Institutional Buyers. Offers and sales of the Securities shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act ("Qualified Institutional Buyers"). The Initial Purchasers understand that the Securities have not been, and, except as required by the Registration Rights Agreement, will not be, registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from the registration requirements of the 1933 Act.

          (ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

          (iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of Securities acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchasers, be a Qualified Institutional Buyer.

          (iv) Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its United States Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or its affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except
     (1) to the Company, (2) in accordance with Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (3) pursuant to another available exemption from registration under the 1933 Act.

          (v) Restriction on Transfer. The transfer restrictions and the other provisions set forth in the Offering Memorandum under the caption "Transfer Restrictions," including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers.

          (vi) Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

     (b) Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

          (i) Integration. The Company agrees that it will not and will cause its Affiliates over which it exercises control not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company or any such Affiliate thereof of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer and sale would render invalid (for the purpose of (A) the sale of the offered Securities by the Company to the Initial Purchasers, (B) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers, or
     (C) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.

          (ii) Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities (or shares of Common Stock issuable upon conversion thereof) remain outstanding and are "restricted securities" within the meaning of Rule 144 under the 1933 Act, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

          (iii) Restriction on Purchases. Until the expiration of two years after the original issuance of the offered Securities or the Delivery Date, if later, the Company will not, and will cause its Affiliates over which it exercises control not to, purchase or agree to purchase or otherwise acquire any offered Securities or the Shares of Common Stock issuable upon conversion thereof which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent on behalf of and for the account of customers in the ordinary course of business as a securities broker in unsolicited broker's transactions).

     (c) Qualified Institutional Buyer. Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer.

     SECTION 7.  Indemnification.

     (a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

          (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

          (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum (or any amendment or supplement thereto); and provided further that the Company shall not be liable to the Initial Purchasers with respect to any Preliminary Offering Memorandum to the extent that any such loss, liability, claim, damage or expense resulted from the fact that the Initial Purchasers sold Securities to a person to whom the Initial Purchasers failed to send or give, at or prior to the Closing Time, a copy of the Final Offering Memorandum, as then amended or supplemented if: (i) the Company has previously furnished copies thereof (sufficiently in advance o the Closing Time to allow for distribution by the Closing Time) to the Initial Purchasers, and the loss, liability, claim, damage or expense of the Initial Purchasers resulted from an untrue statement or omission of a material fact contained in or omitted from the Preliminary Offering Memorandum which was corrected in the Final Offering Memorandum as, if applicable, amended or supplemented prior to the Closing Time and (ii) furnishing such Final Offering Memorandum by the Closing Time to the party or parties asserting such loss, liability, claim, damage or expense would have constituted a defense to the claim asserted by such person.

     (b) Indemnification of the Company. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

     (c) Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

     (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel pursuant to the terms hereof, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if
(i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, prior to the date of such settlement, (1) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.

     SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

     The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

     The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

     Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount at maturity of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

     SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any person controlling the Company (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act), or its officers or directors, and (ii) delivery of and payment for the Securities.

     SECTION 10. Termination of Agreement.

     (a) Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business or business prospects of the Company, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or acts of terrorism involving the United States, a declaration of a national emergency or war by the United States or if there shall have been any other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NASDAQ or if trading generally on the NYSE, the American Stock Exchange or in the NASDAQ system has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

     (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

     SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

          (i) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount at maturity of the Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

          (ii) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount at maturity of the Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Initial Purchasers to purchase and of the Company to sell the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Initial Purchaser.

     No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

     In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Initial Purchasers to purchase and the Company to sell the relevant Option Securities, as the case may be, either (i) the Representative or (ii) the Company shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchasers" includes any person substituted for an Initial Purchaser under this Section 11.

     SECTION 12. Default by the Company. If the Company shall fail at Closing Time or at the Date of Delivery to sell the aggregate principal amount at maturity of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 1, 4, 7, 8 and 9 shall remain in full force and effect. No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

     SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, if to the Company, or mailed or transmitted by any standard form of telecommunication to any of the other Notice parties. Notices to the Initial Purchasers shall be directed c/o the Representative at 4 World Financial Center, New York, New York 10080, attention of Investment Banking Counsel, with a copy to Bruce Czachor, Shearman & Sterling LLP, 1080 Marsh Road, Menlo Park, California 94025; and notices to the Company shall be directed to it at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437, attention of William Brown, with a copy to Dorsey & Whitney LLP at 50 South Sixth Street, Minneapolis, Minnesota, 55902, attention of Timothy Hearn.

     SECTION 14. Parties. This Agreement shall inure to the benefit of and be binding upon each of the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

     SECTION 15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 16. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

     SECTION 17. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

     SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.


                                          Very truly yours,

                                          MGI PHARMA, INC.


                                          By:  /s/ William C. Brown
                                             -----------------------------------
                                          Name:  William C. Brown
                                          Title: Executive Vice President and
                                                 Chief Executive Officer

CONFIRMED AND ACCEPTED, as of the date
 first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
 INCORPORATED


By: /s/  Anthony J. Sterling
   -----------------------------------
         Authorized Signatory

For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A

                                                     Principal Amount
                                                        at Maturity
Name of Initial Purchaser                              of Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated   $    165,550,000
Banc of America Securities LLC                       $     45,150,000
Piper Jaffray & Co.                                  $     45,150,000
UBS Securities LLC                                   $     45,150,000


                                    SCH A-1

                                   SCHEDULE B

                                MGI PHARMA, INC.

                 SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2024

          (i) The initial issue price of the Securities shall be 74.762% of the principal amount at maturity thereof.

          (ii) The purchase price to be paid by the Initial Purchasers for the Initial Securities shall be 72.519% of the principal amount at maturity thereof.

          (iii) Cash interest on the Securities at the rate of 1.6821% per annum on the principal amount at maturity (equivalent to a rate of 2.25% per year of the Issue Price) shall be payable semiannually in arrears on September 2 and March 2 of each year, beginning on September 2, 2004, until March 2, 2011.

          (iv) The Securities shall be convertible in certain circumstances set forth in the Offering Memorandum into shares of Common Stock at an initial conversion price of $62.92 per share (equivalent to an initial conversion rate of 11.8821 shares of Common Stock per $1,000 principal amount at maturity of the Securities).

          (v) On or after March 2, 2007, the Securities will be redeemable at the Company's option at the prices specified in the Offering Memorandum, plus accrued and unpaid interest and liquidated damages (if any) to the redemption date.

          (vi)  The Securities will mature on March 2, 2024.

                                    SCH B-1

                                   SCHEDULE C

                LIST OF PERSONS SUBJECT TO THE LOCK-UP AGREEMENT

Andrew Ferrara

Edward Mehrer

Hugh Miller

Lee Schroeder

David Sharrock

Arthur Weaver

William Brown

John MacDonald

Leon Moulder

R. Bowerman

Michael Cullen

Nancy Evertz

K. Gustafson

Robert Johnson

Edward B. Rubenstein

Waneta C. Tuttle

Gilla Kaplan

Stephen Waters

                                    SCH C-1